Capital World Bond Fund
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

September 30, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$169,039
Class B	$2,487
Class C	$12,611
Class F1	$31,727
Class F2	$14,263
Total	$230,127
Class 529-A	$7,667
Class 529-B	$234
Class 529-C	$2,620
Class 529-E	$374
Class 529-F1	$745
Class R-1	$331
Class R-2	$2,878
Class R-3	$3,683
Class R-4	$2,482
Class R-5	$4,387
Class R-6	$7,414
Total	$32,815

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4420
Class B	$0.3170
Class C	$0.3195
Class F1	$0.4475
Class F2	$0.4854
Class 529-A	$0.4306
Class 529-B	$0.2974
Class 529-C	$0.3086
Class 529-E	$0.3936
Class 529-F1	$0.4639
Class R-1	$0.3257
Class R-2	$0.3176
Class R-3	$0.3918
Class R-4	$0.4443
Class R-5	$0.4914
Class R-6	$0.4992

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	384,002
Class B	6,630
Class C	38,152
Class F1	85,966
Class F2	33,426
Total	548,176
Class 529-A	18,501
Class 529-B	671
Class 529-C	8,522
Class 529-E	983
Class 529-F1	1,706
Class R-1	997
Class R-2	8,991
Class R-3	9,562
Class R-4	5,329
Class R-5	10,109
Class R-6	18,379
Total	83,750

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$21.63
Class B	$21.46
Class C	$21.30
Class F1	$21.51
Class F2	$21.62
Class 529-A	$21.68
Class 529-B	$21.52
Class 529-C	$21.45
Class 529-E	$21.55
Class 529-F1	$21.58
Class R-1	$21.44
Class R-2	$21.43
Class R-3	$21.58
Class R-4	$21.62
Class R-5	$21.66
Class R-6	$21.66